SYGMA/EL CHICO RESTAURANTS, INC.
                         DISTRIBUTION SERVICE AGREEMENT



I.       RECITALS

               A. El Chico Restaurants, Incorporated (hereinafter "El Chico") is the owner, operator and manager of El Chico, Casa Rosa and Cantina Laredo restaurants;

               B. El Chico desires to designate The SYGMA Network, Inc., a wholly-owned subsidiary of SYSCO Corporation, (hereinafter "SYGMA") as its primary distributor for products to all of its restaurants;

               C. SYGMA is a firm which will carry and distribute products required by El Chico restaurants;

               D.   SYGMA  desire  to  perform  the   function  of   purchasing,
                    warehousing, and distributing of products for El Chico restaurants.

II.      BASIC AGREEMENT

               A. El Chico agrees to purchase from SYGMA and SYGMA agrees to purchase, warehouse, and distribute for and to sell, to El Chico the complete needs of El Chico's restaurants for all products ("Products") used in its restaurant operations including but not limited to fresh dairy products, meat products, other frozen and refrigerated items, including avocado pulp, canned and dry goods, beverages, paper and disposables, chemical and janitorial products, and other non-food products requiring frequent replacement. The only products to be exceptions from SYGMA distribution are produce, coffee, gas products, beer, wine and other liquor. SYGMA shall not sell or distribute any proprietary El Chico products to other SYGMA customers without prior consent by El Chico.

               B. Those concept restaurants owned by El Chico, but operating under other trade names, have the right to purchase products from SYGMA under the same terms and conditions as specified in the Agreement, but they are not obligated to do so. Similarly, SYGMA is obligated to provide service to those restaurants only from its regular inventory.

III.     PRODUCT DESIGNATION

               A. Product Selection - El Chico may designate the brands and/or suppliers of Products it prefers to have SYGMA supply. El Chico reserves the right to select all Product


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                    suppliers  and  to   negotiate  price  and  terms  with  all
                    suppliers of Products and all freight service suppliers.

               B. Inventory Management - SYGMA shall use reasonable, good-faith effort to utilize proper inventory management to assure a continuous supply of Products while minimizing the risk of inventory obsolescence. SYGMA will provide El Chico with a quarterly status report of slow-moving or close-coded Products. Within two weeks of receipt of the quarterly status report of slow-moving or close-coded products, El Chico and SYGMA agree to review all products whose risk of obsolescence is apparent. Joint resolutions to assign and reduce obsolete inventory exposure will be initiated.

                    El Chico will communicate with SYGMA regarding anticipated menu or Product mix changes to help avoid obsolete inventory issues and will assist SYGMA in removal or disposition of slow-moving and close-coded Products. If SYGMA purchases a Product in reasonable anticipation of sale to El Chico and the use of such Product by all or any of the Restaurants is discontinued by El Chico or the volume of purchases of a Product declines substantially to the point where El Chico and SYGMA agree the risk of obsolescence is apparent, El Chico will either: 1) assume financial responsibility for the cost to return any unsold inventory of such product to the supplier; unless the inventory obsolescence or a portion thereof was caused by SYGMA in which case SYGMA will be responsible for the cost of any unsold inventory of such products; or 2) designate a specific restaurant or restaurants to purchase and use the subject product inventory within a reasonable period of time; or 3) implement other disposal alternatives, to be mutually determined; or 4) if such Product is not sold or otherwise disposed of in accordance with this paragraph IIIB, El Chico shall within 30 days, pay SYGMA the Cost herein defined of any unsold inventory of such product. SYGMA will make such Product available for pick up by El Chico or its designee.

                    Notwithstanding, anything to the contrary in this Agreement, El Chico will not be responsible for SYGMA orders of discontinued product after El Chico has given SYGMA written notice of discontinuance of such product. SYGMA will use reasonable good faith efforts to cancel or return vendor product on order or in transit to reduce El Chico liability.

IV.      SERVICE

               A. On order and delivery schedules determined by SYGMA and agreed upon by El Chico, SYGMA will make two deliveries per week to new or existing El Chico Restaurants in the dark grey shaded area depicted in Exhibit 1. SYGMA will make one delivery per week to new or existing El Chico Restaurants in the light grey shaded area depicted in Exhibit 1.



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         B.       SYGMA will also provide regular distribution service,  special distribution service or expanded delivery frequency to future Restaurants El Chico may own or franchise outside the once per week or twice per week boundaries of this Agreement as depicted in Exhibit 1 but at an additional charge for all incremental round-trip mileage


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                    or other additional costs due to extraordinary routing SYGMA may incur from its closest customer to the new Restaurants. The rate per mile will be negotiated in good faith between both parties.

               C. Delivery may be scheduled seven days per week during the following times:

                           11:00 p.m. - 11:00 a.m.
                            1:30 p.m.  -  5:00 p.m.

                    During the meal windows of 11:00 a.m. to 1:30 p.m. and 5:00 p.m. to 11:00 p.m., there should be no SYGMA trucks on the lot so as not to conflict with customer traffic.

               D. For those El Chico Restaurants receiving more than one delivery per week, it is understood that El Chico Restaurant managers will reasonably balance the orders to within a 10% weekly variance from the weekly average order, such that all deliveries consist of approximately the same number of cases (excluding holiday weeks). For those restaurants not achieving this variance requirement, El Chico Restaurant management and SYGMA will work in good faith to reduce variances in excess of 10%. If after 30 days following notification of such variance, a Restaurant has not reasonably balanced at least three of the next four weeks' orders, SYGMA shall have the option to add a $50.00 drop charge to subsequent orders that are not reasonably balanced, until such time as the Restaurant is reasonably balancing at least 75% of their orders.

               E. SYGMA delivery drivers will bring all products into all El Chico Restaurants where it is possible to roll a two-wheel cart. Further, where it is possible to roll a two-wheel cart, the SYGMA delivery drivers will separate the order to the Restaurants' freezer, cooler, and storeroom.

V.       PRICING

               A. SYGMA will price all products to El Chico on the basis of the following pricing formula:

                    All Meat Products, including       $0.10 per pound over cost
                    Ground Beef, Seafood and
                    Poultry

                    All Cheese products                $0.10 per pound over cost



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        Avocado Pulp                         $1.75 mark-up over cost

        All other Fresh Produce              16% gross margin on selling price

        Soft Drink Syrups                    Coca-Cola and Dr. Pepper
                                             National Account Pricing


        Chile Con Carne Concentrate          $0.1425 per pound over cost

        Proprietary Products                 12.5% gross margin on selling price


        All other food products              12.5% gross margin on selling price
        including Fresh Dairy

        Canned and Dry Goods                 12% gross margin on selling price

        Ecolab Products                      National Account Pricing

        Equipment/Smallwares                 12% gross margin on selling price

        All other Non-Food Products          16% gross margin on selling price




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                  SYGMA and El Chico  agree to monitor  gross  margins  with the goal of achieving an overall 9.5% gross margin on selling price prior to any discount or rebates in Sections V.D., V.E. and VIII. If in any period of three consecutive months, the overall gross margin on selling price exceeds 9.6% or is below 9.4%, both parties agree that pricing will be adjusted on mutually agreed upon categories with the goal of achieving a 9.5% overall gross margin on selling price.

         B. Definition of Cost - The price to El Chico for all products sold under this Distribution Service Agreement will be calculated on the basis of cost. Cost is defined as the cost of the product as shown on the invoice to SYGMA plus applicable freight. The invoice used to determine cost will be the invoice issued to SYGMA by the vendor or by the Merchandising Services Department of SYSCO Corporation.

                  Cost is not reduced by cash discounts for prompt payment available to SYGMA. Promotional allowances reflected on invoices to SYGMA will be passed along as a temporary reduction in cost for the term of the promotion.

                  Applicable freight, in those cases where the invoice cost to SYSCO is not a delivered cost, means that a reasonable freight charge for delivering products to SYGMA has been added. Freight charges may include common or contract charges by the product vendor or a carrier, or charges billed by Alfmark, SYSCO Corporation's freight management service, or charges for shipments back hauled via SYGMA truck.


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                  Applicable  freight for any  product  will not exceed the rate charged by reputable carriers operating in the same market with the same type of freight service.

                  SYGMA and SYSCO Corporation perform value-added services for suppliers of SYSCO brand and other products over and above procurement activities typically provided. These value-added services include regional and national marketing, freight management, consolidated warehousing, quality assurance and performance based product marketing. SYGMA and SYSCO Corporation may be reimbursed for the costs of providing these services and may also be compensated for these services and consider this compensation to be earned income, but such reimbursements and compensation shall not reduce SYGMA's invoice cost for the related product. Receipt of such cost recovery or earned income for such services does not diminish SYGMA's commitment to provide competitive prices to its customers. Notwithstanding such cost recovery or earned income for such services, (i) promotional allowances reflected on invoices to SYGMA will continue to reduce SYGMA's cost and
                  (ii) SYGMA's cost will continue to reflect volume bracket pricing discounts made available to SYGMA by vendors, and
                  (iii) SYGMA represents that its margins used to calculate prices under this agreement reflect promotional allowances or volume discounts realized by SYGMA through SYSCO purchasing programs.

         C.       Pricing  assumes  that  SYGMA  investment  in  inventory  will average 14 days of sales. No one item is assumed to be purchased in excess of three weeks inventory with the exception of smallwares. The parties will mutually agree upon order quantities for new items.

                  In those cases where SYGMA is requested to purchase in quantities exceeding three weeks, except for smallwares, El Chico will compensate SYGMA for any additional costs incurred in carrying the additional inventory.

         D. A SYGMA item selection rebate will be paid on a quarterly basis on all items purchased from a mutually agreed upon list of products for which SYGMA has discretion to choose the source. To qualify, El Chico must be purchasing a full line of products and must be remitting payment within the stated terms.

               Mutually agreed upon dry items                              0.75%
               Mutually agreed upon frozen or refrigerated items           1.5%

         E. All SYSCO branded items qualify for a 1% rebate paid quarterly. To qualify, El Chico must be purchasing a full line of products and must be remitting payment within the stated terms.

         F.       All restaurants will be served from SYGMA-Dallas.



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         G.       El Chico agrees to require its restaurants to  purchase a full line of all products previously identified in Section II, Paragraph A.

VI.      AUDIT AND FINANCIAL REPORTING

         A. El Chico's authorized representative shall have the right at all reasonable times to examine SYGMA's product cost records and invoices. El Chico will provide reasonable notice of its intent to conduct any such examination and shall conduct such examination so as to not unreasonably interfere with SYGMA's operations.

         B. SYGMA will deliver to El Chico quarterly reports of SYSCO Corporation's financial position.

         C. El Chico will deliver to SYGMA quarterly reports of its financial position and any other public reports filed (i.e., 10-K's, etc.).

VII.     REPORTING

         SYGMA will provide El Chico with regular product pricing reports, product usage reports, and other managerial information reports similar to those SYGMA currently provides its other chain restaurant customers.

VIII.    PAYMENT TERMS

         El Chico will remit weekly to SYGMA's Dallas lockbox. El Chico will mail the remittance in sufficient time to allow SYGMA's receipt at the lockbox. every Wednesday, and the remittance will pay for all SYGMA invoices from the week ended two Saturdays prior, thereby effectively resulting in 14-day payment terms. SYGMA will ensure that El Chico receives by Wednesday of every week a complete register of invoices and credits, by Restaurants, detailing all such transactions for the week ended the prior Saturday.

         SYGMA offers El Chico the flexibility to remit on a 7 day, or cash equivalent basis and receive an early-payment discount, provided that the payment for a particular week's shipments (Sunday through Saturday) is received at SYGMA's designated bank by:

         A. The first Wednesday after shipment week a rebate for one quarter of one percent (0.25%) of the invoice amount early payment allowance for net 7 day payment determined as follows:

                        (S M T W TH F S) (shipment week)
                  7 days S M T W TH F S
                               ^
                               ^
                       Receipt of payment



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         B.       The second  Wednesday  after a  shipment  week  provided  cash collateral equal to two weeks' worth of purchases is on deposit with SYGMA, a rebate for one half of one percent (0.5%) early payment allowance for cash equivalent payment.

                        (S M T W TH F S) (shipment week)
              Net 0 days S M T W TH F S
                         S M T W TH F S
                               ^
                               ^
                      Receipt of payment

IX.      FRANCHISEE PARTICIPATION

         SYGMA will extend service and pricing to any El Chico franchisees equal to that offered to El Chico as specified in this agreement, provided those franchisees perform their obligations equal to those required of El Chico, as specified in this Agreement. At SYGMA's ' election, El Chico franchisees will provide to SYGMA either standby irrevocable letters of credit or personal guarantees supported by acceptable personal financial statements. In no case shall El Chico be responsible for the debts of its franchisees. It is SYGMA's responsibility to establish an independent good faith relationship with all franchisees. El Chico will formally designate to SYGMA the extent of all franchisee participation in El Chico product contracts. SYGMA reserves the right to grant less liberal payment terms to any franchisee whose financial condition does not warrant it.

X.       INDEMNIFICATION AGAINST FRANCHISEES

         El Chico is a franchisor and permits distribution under this Distribution Service Agreement to franchisees of El Chico. If for any reason El Chico terminates this Distribution Service Agreement and directs SYGMA to cease distribution or sales of proprietary items bearing trademarks or trade dress owned by El Chico to one or more of such franchisees, El Chico will defend, indemnify and hold SYGMA harmless from and against any and all losses, damages or claims by terminated franchisees which may arise from SYGMA ceasing further sales to such franchisees under this Distribution Service Agreement.

XI.      CONFIDENTIAL INFORMATION

         It is understood that SYGMA may be privy, in the course of performing its role as El Chico's exclusive distributor, to certain information as to product ingredients, specifications, and restaurant volumes which are confidential to El Chico. It is understood that El Chico may be privy, in the course of the parties' relationship hereunder, including, without limitation, in the course of conducting examinations the parties' relationship hereunder, including, certain confidential financial information of SYGMA.

         A. This Confidential Information is and shall remain the sole, exclusive and valuable property of the disclosing party (the "Discloser"), and the receiving party (the "Recipient") shall acquire no right, title or interest therein. Unless the Recipient can


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                  prove  that  such   Confidential   Information   came  to  the
                  Recipient's attention or was in the public domain prior to the Discloser having disclosed such Confidential Information, directly or indirectly, to the Recipient, the Recipient covenants and agrees that it shall hold in confidence all
                  Confidential   Information   and  shall   not,   without   the
                  Discloser's   prior   written   consent,    use   Confidential
                  Information which may come to its attention, or authorize or permit the use of, any Confidential Information (except as may be required by applicable law or as may be necessary for SYGMA to act as El Chico's exclusive distributor) or disclose or
                  otherwise  make   available,   directly  or  indirectly,   any
                  Confidential   Information  to  any  person  (except  to  such
                  employees or agents of the Recipient or SYSCO Corporation as must have access to such information in order to permit SYGMA to act or attempt to act as El Chico's exclusive distributor). The Recipient's obligations hereunder, with respect to the Confidential Information, shall continue for so long as this Agreement remains in effect and following the termination hereof . The Recipient's obligations hereunder with respect to any particular Confidential Information shall in any event
                  cease  at  such  time  as  such   part  of  the   Confidential
                  Information is or becomes a part of the public domain through publication or communication by others, through no fault of the Recipient.  The Recipient  shall take all such other steps
                  reasonably   necessary   to  ensure   that  the   Confidential
                  Information is not disclosed by any of the Recipient's officers, directors, employees, or agents to any other person or entity.

         B. The Recipient covenants that it will not copy or reproduce in whole or in part, any of the Confidential Information, and upon termination of this Agreement for any reason whatsoever, the Recipient will promptly deliver to the Discloser's all documents, data, records, and other written Confidential Information.

         C. The Recipient acknowledges that, irrespective of other causes for terminations specified elsewhere in this Agreement, the Recipient's breach of protection of the Discloser's Confidential Information shall constitute sufficient cause of termination of this Agreement at any time with ninety days written notice.

XII.      CONTINUATION

         In the event that either El Chico or SYGMA should sell its stock or assets to another entity or be merged into another entity, this contract shall remain in full force and effect.

XIII.    SPECIAL PRODUCT INDEMNIFICATION

         SYGMA's policy is that all suppliers provide indemnity agreements and insurance coverage for products purchased by SYGMA. In order to protect SYGMA when stocks proprietary/special order items at El Chico's request and the vendor of such items will not provide a reasonable indemnity and/or insurance coverage, El Chico will defend, Indemnify and hold harmless SYGMA and its employees, officers and directors from all actions, claims and proceedings, and any judgments, damages and expenses resulting therefrom, brought by any person or entity for injury, illness and/or death or for damage to property in either case


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         arising out of the delivery,  sale,  resale, use or consumption of' any proprietary/special order item except to the extent such claims are caused by the negligence of SYGMA, its agents or employees.

XIV.     FORCE MAJEURE

         If SYGMA is unable to perform its obligations under this agreement by reason of labor disputes, strikes, fire, flood, accident, weather, civil disturbances, war, acts of God, failure of sources of supply, and like causes, El Chico may secure its requirements from other sources for such periods of time as are reasonable under the circumstances.

XV.      NOTICES

         All notices required or permitted to be given hereunder shall be in writing and sent by United States registered or certified mail, postage prepaid, return receipt requested or (b) reputable express delivery service, such as Federal Express, Express Mail, DHL or UPS, addressed to the parties as follows: to El Chico Restaurants, Inc., 12200 Stemmons Freeway, Dallas, Texas 75234, Attention: Larry White and to The SYGMA Network, Inc., 7125 West Jefferson Avenue, Suite 400, Lakewood, Colorado 80235, Attention: Jerry J. Eggebrecht. All notices shall be effective on receipt.

XVI.     WARRANTY

         SYGMA hereby expressly warrants that all goods furnished hereunder shall conform to applicable specifications, brands, samples or other rendered descriptions, that they shall be unadulterated and of high quality and they shall be merchantable and fit for the purpose for which they are intended.

XVII.    TERM OF AGREEMENT

         This Agreement will be remain in effect for a minimum three-year term beginning June 30, 1996. This Agreement terminates and supersedes all prior agreements of the parties, whether written or oral.

XVIII.  TERMINATION

               A. After the initial three-year term of this Agreement, this Agreement can be terminated by either party with written notice one year in advance of termination.

               B. El Chico has the right to terminate this Agreement upon the following circumstances:

                    1. If El Chico has information and knowledge that SYGMA or SYSCO Corporation has significant financial problems and will have difficulty meeting the terms of this Agreement, or



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                    2.   If SYGMA has  significantly  breached the terms of this
                         Agreement and has failed to cure such breach within 30 days following written notice thereof.

         C. SYGMA has the right to terminate this Agreement upon the following circumstances:

                    1. If SYGMA has information and knowledge that El Chico has significant financial problems and will have difficulty meeting the payment terms of this Agreement, or

                    2. If El Chico has significantly breached the terms of this Agreement and has failed to cure such breach within 30 days following written notice thereof, with respect to non-monetary breaches, or within one week following written notice thereof, with respect to monetary breaches.

         D. Upon termination, El Chico agrees to purchase, at SYGMA's invoice cost plus freight to SYGMA's distribution centers, all products in SYGMA's inventory which SYGMA has purchased for distribution to El Chico. El Chico also agrees to absorb all freight costs, if any, associated with removing such inventory from the SYGMA distribution centers.

XIX.     GOVERNING LAW

         This Agreement shall be governed and construed in accordance with the laws of Texas.


Accepted this               day of                            , 19    .
              -------------        ---------------------------    ----

EL CHICO RESTAURANTS, INC.

/s/Lawrence E. White
--------------------
Lawrence E. White
Executive Vice President and Chief Financial Officer

THE SYGMA NETWORK, INC.

/s/Jerry J. Eggebrecht
----------------------
Jerry J. Eggebrecht
President



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



                                    EXHIBIT I
                              El Chico Service Area




                               [GRAPHIC OMITTED]






                              Twice a week delivery
                              Once a week delivery


                            Twice/Week Delivery Area
                          ---------------------------
    The Northern boundary to be Interstate 70 (1-70), extending East and West between the boundaries of the Central Standard Time Zone (CST). From the juncture of I-70 at each boundary of the CST, extending South to the Gulf of Mexico on the East and US.-Mexico border on the West. The southern boundary is the natural boundaries formed by the U.S.-Mexico border and/or the Gulf of
                                    Mexico.

                             Once/Week-Delivery Area
                         -----------------------------
     On the East, Interstate 25 (1-25) extending North from, El Paso, TX to Denver, CO. On the North, Interstate 80 (I-80) extending East to Cleveland, OH. On the East, Interstate 77 (1-77) extending South to Columbia, S.C. From Columbia, Interstate 20 (1-20) west to U.S. Highway I (U.S. 1) at Augusta, GA; and South on U.S. 1 to the juncture of U.S. 1 and U.S. 84. U. S. 84 extending West to the Eastern boundary of the CST and from there, South to the Gulf of Mexico. The Southern boundary is formed by the natural boundaries referred to in the twice per week delivery area.



CORPDAL:63523.1  14047-00001                           13

                                 SYGMA/ EL CHICO
                       FRANCHISEE PARTICIPATION AGREEMENT

I, the undersigned, by signature hereon, agree to all terms and conditions of the Distribution Service Agreement (attached) (the Agreement) by and between The SYGMA Network, Inc., (hereinafter "SYGMA") and El Chico Restaurants, Inc. (hereinafter "El Chico") with respect to purchases of Products (as defined in the Agreement) from SYGMA as if Franchisee were El Chico as such term is used in the Agreement.



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Entity Name                                       Number of Restaurants


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Signed by


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Title


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Date


CORPDAL:63523.1  14047-00001                           14